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                                                                    Exhibit 23.2


                        Consent of Independent Auditors

We consent to the reference to our firm in the Registration Statement on Form S-8 for the registration of 1,250,000 shares of common stock of Papa John's International, Inc., which incorporates by reference previously filed Registration Statements on Form S-8 (No.'s 33-67472 and 333-16447), pertaining to the Papa John's International, Inc. 1993 Stock Ownership Incentive Plan (collectively referred to as the Form S-8) and to the incorporation by reference in the Form S-8 of our report dated February 28, 1997, with respect to the consolidated financial statements of Papa John's International, Inc. and subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the fiscal year ended December 29, 1996, filed with the Securities and Exchange Commission.


                                    /s/ Ernst & Young LLP


Louisville, Kentucky
May 21, 1997